Exhibit 107

Calculation of Filing Fee Tables

Rule 424(b)(2)
(Form Type)

Expedia Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of Each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	5.400% Senior Notes due 2035	457(r) (1)	$1,000,000,000	99.316%	$993,160,000	$0.0001531	$152,052.80
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$993,160,000		$152,052.80
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$152,052.80

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Expedia Group, Inc. (the “Registrant”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3ASR (File No. 333-285042), filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2025.  This filing fee exhibit is in connection with a final prospectus supplement dated February 19, 2025, filed by the Registrant with the SEC pursuant to Rule 424(b) of the Securities Act for the related offering.